                                                                    Exhibit 4.14

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made as of the 1st day of November 1995 by and between AMERICAN SHARED HOSPITAL SERVICES, a California corporation, ("Assignor") and AMERICAN SHARED RADIOSURGERY SERVICES, a California corporation ("Assignee").

         RECITALS:

                 A.       Assignee is a wholly-owned subsidiary of Assignor.

                 B. Assignor desires to Assign to Assignee that contract between the Regents of the University of California dated July 3, 1990 and amended August 1, 1995, a full copy of which is attached here as Exhibit A (the "Contract").

         AGREEMENT:

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the premises and mutual covenants herein contained, the parties hereby agree as follows:

         1. ASSIGNMENT. Assignor hereby grants, conveys, transfers and assigns to Assignee, its successors and assigns, all of Assignor's rights, title and interest under, in and to the Contract:

         2. ASSUMPTION OF LIABILITIES. Assignee hereby accepts the grant, conveyance, transfer and assignment by Assignor to Assignee, its successors and assigns, of all of Assignor's rights, title and interest under, in and to the Contract, and hereby assumes and agrees to perform and discharge all of Assignor's executory obligations arising under the Contract (the "Assumed Contract Liabilities").

         3. NO ASSUMPTION OF OTHER LIABILITIES. Except for the Assumed Contract Liabilities identified in Section 2, Assignee does not assume, and shall not in any manner become responsible or liable for, and Assignor shall retain, pay, discharge and perform in full, all other debts, obligations or liabilities of Assignor, whether known or unknown, fixed, contingent or otherwise.

         4.      MISCELLANEOUS PROVISIONS.

                 4.1 FURTHER ASSURANCES. Assignor and Assignee agree, at the other party's request, whether on or after the date hereof, and without further consideration, that each shall execute and deliver any and all further instruments and documents, and take such further actions, as the other party may reasonably request or as may reasonably be required in order more effectively to vest in Assignee all of Assignor's rights, title and interest under, in and to the Contract, and to evidence Assignee's assumption of the Assumed Contract Liabilities, or to otherwise carry out the provisions of this Agreement.

                 4.2 BINDING EFFECT. All of the terms, provisions and conditions of this Agreement shall be binding on, and shall inure to and be enforceable by, the parties hereto and their respective successors and assigns.


                 4.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California.

IN TESTIMONY WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                               AMERICAN SHARED HOSPITAL SERVICES


                               By:      /s/ Ernest A. Bates
                                  --------------------------------------------
                               Title:   Chairman Chief Executive Officer
                                      ----------------------------------------
                                                ("Assignor")


                               AMERICAN SHARED RADIOSURGERY SERVICES

                               By:     /s/ Ernest A. Bates
                                  --------------------------------------------
                               Title:        President
                                     -----------------------------------------
                                                ("Assignee")

                 ESTOPPEL CERTIFICATE AND CONSENT TO ASSIGNMENT


         THIS ESTOPPEL CERTIFICATE AND CONSENT TO ASSIGNMENT (Certificate and Consent") is given this 1st day of November, 1995 by The Regents of the University of California ("University"). University certifies and consents to the following:

         1. CERTIFICATION OF COMPLIANCE. University hereby certifies that the contract for services covered by the certain service contract ("Contract") between University and American Shared Hospital Services ("American Shared"), dated July 3, 1990 and amended August 1, 1995 a full copy of which is attached hereto as Exhibit A, is valid and in full force and effect, and represents the entire agreement between the parties thereto as of the date hereof, that there is no existing default on the part of the parties in any of the terms and conditions thereof, and no event has occurred which, with the passing of time or giving of notice, or both, would constitute an event of default. University hereby certifies that there are no known existing set-offs or defenses against the enforcement of any of the terms, agreements, covenants, conditions, and limitations of the Contract. The current fee schedule under the Contract that American Shared is entitled to receive is attached hereto as Exhibit B.

         2.      CONSENT TO ASSIGNMENT.   University hereby consents to the
assignment of the Contract by American Shared to its wholly owned subsidiary American Shared Radiosurgery Services (ASRS). Furthermore University hereby consents to the assignment of the contract by ASRS to GK Financing, LLC ("GKF"), a Limited Liability Company in the proposed form set forth in the Assignment and Assumption Agreement, dated October 17, 1995 between American Shared and Buyer, a copy of which attached hereto as Exhibit C.

                 IN WITNESS WHEREOF, University has executed this Certificate and Consent as of the date first written above.


                               The Regents of the University of California


                               By:       /s/  Chuck Hancock   12/21/95
                                  --------------------------------------------


                               Title:          Senior Buyer
                                     -----------------------------------------
                                                  ("University")